EXHIBIT 21.1

SUBSIDIARIES OF LeCROY CORPORATION

Name of Subsidiary	Jurisdiction Organized
LeCroy Corporation *	Delaware
LeCroy Lightspeed Corporation	Delaware
Computer Access Technology Corporation	Delaware
Catalyst Enterprises, Inc.	California
LeCroy, S.A.R.L.	France
LeCroy, GmbH	Germany
LeCroy, Hong Kong, Ltd.	Hong Kong
LeCroy, S.R.L.	Italy
LeCroy Japan Corporation	Japan
LeCroy, Pte. Ltd.	Singapore
LeCroy Korea, Ltd.	South Korea
LeCroy AB	Sweden
LeCroy, S.A.	Switzerland
LeCroy, Ltd.	United Kingdom

*	Parent

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